UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On June 4, 2019, OrthoPediatrics Corp. (the "Company") entered into an Equity Interest Purchase Agreement (the "Purchase Agreement") with the stockholders of Vilex in Tennessee, Inc., a Tennessee Corporation ("Vilex"), and the members of Orthex, LLC, a Florida limited liability company ("Orthex"), providing for the purchase by the Company of all of the issued and outstanding shares of stock of Vilex and all of the issued and outstanding units of membership interests in Orthex (the "Acquisition") from such stockholders and members, respectively (collectively, the "Sellers"). Orthex and Vilex (together, the "Vilex Companies") are primarily manufacturers of foot and ankle surgical implants, including cannulated screws, fusion devices, surgical staples and bone plates, as well as Orthex Hexapod technology which is used to treat pediatric congenital deformities and limb length discrepancies.

Concurrently with the execution and delivery of the Purchase Agreement, on June 4, 2019, the Company completed its acquisition of the Vilex Companies by paying (a) $50 million of cash, as adjusted for estimated working capital, and (b) 245,352 shares of common stock, $0.00025 par value per share, of the Company (“Common Stock”), to the Sellers. The shares of Common Stock were valued at $40.76 per share (which amount represents the volume weighted average trading price during the thirty day trading period ending on May 30, 2019). In addition, $3 million of the cash consideration was deposited into escrow for a period of up to twenty (20) months to cover certain indemnification obligations of the Sellers and to secure certain closing adjustments.

Planned Divestiture

Because the current product line of the Vilex Companies also includes adult offerings that are not core to the Company’s pediatrics business, the Company's Board of Directors authorized the Company to take the steps necessary to divest those non-core product lines of the Vilex Companies. The Company anticipates there being significant interest in the assets to be offered for sale. As a result, the Company has disclosed Vilex as a discontinued operation within its unaudited proforma condensed combined financial statements.

Debt Financing for Acquisition

In order to finance a portion of the cash consideration for the Acquisition, the Company entered into a First Amendment (the “Amendment”) to its Fourth Amended and Restated Loan and Security Agreement (as so amended, the “Loan Agreement”), with Squadron Capital LLC (the “Lender”), the Company’s largest investor. The Loan Agreement provides for a new $30 million term loan facility (the “Term Loan B”) in addition to the existing $20 million term loan facility (the “Term Loan A”) and $15 million revolving credit facility that were established previously by the Lender. The term loan and revolving credit facilities under the Loan Agreement provide for interest only payments with interest rates equal to the greater of (a) three month LIBOR plus 8.61%, and (b) 10.00%. The maturity date for the Term Loan B is the earliest of: (i) the date on which any persons acquire (x) capital stock of the Company possessing the voting power to elect a majority of the Company’s Board of Directors (whether by merger, consolidation, reorganization, combination, sale or transfer), or (y) all or substantially all of the Company’s assets, determined on a consolidated basis; (ii) the date on which the Company sells its equity interest in, or all or substantially all of the assets of, Vilex; and (iii) May 31, 2020. The maturity date for each of the Term Loan A and the revolving credit facility is January 31, 2023. Until such time that the Term Loan B and all accrued interest thereon has been paid in full, no borrowings under the revolving loan facility are permitted.

As provided in the Amendment, Orthex became a “Borrower” under the Loan Agreement and, as such, granted to the Lender a security interest in all of its personal property as collateral for all borrowing under the Loan Agreement. In connection with the Amendment, the Company granted a security interest in (a) the units of membership interests in Orthex held by the Company, and (b) the shares of stock of Vilex held by the Company, as collateral for borrowings under the Loan Agreement. Borrowings under the Loan Agreement are secured by substantially all of the Company’s assets and are unconditionally guaranteed by each of its subsidiaries with the exception of Vilex.

The following unaudited pro forma condensed combined financial statements give effect to the Vilex Companies' acquisition on June 4, 2019 and include adjustments for the following:

•	certain reclassifications to conform historical financial statement presentation of the Company and the Vilex Companies;

•	the proceeds and uses of the Term Loan B and related interest expense;

•
application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, which we refer to as ASC 805, “Business Combinations,” to reflect estimated acquisition consideration of approximately $60 million (approximately $10 million in share consideration based on the weighted average trading price during the thirty day trading period ending on May 30, 2019 and approximately $50 million of cash consideration), in exchange for 100% of all outstanding equity securities of the Vilex Companies (there are no outstanding equity securities of the Vilex Companies owned by any person other than the Company as of June 4, 2019);

•	transaction costs in connection with the acquisition;

•
the fair value of the identifiable intangible assets based on valuations using a combination of the income and cost approach, including trademarks/names, patents, internally developed software, customer relationships and non-competition agreements; and

•	the estimated impact of divestiture of Vilex.

The following unaudited pro forma condensed combined financial statements and related notes are based on and should be read in conjunction with (i) the historical unaudited condensed consolidated financial statements of the Company as of and for the six months ended June 30, 2019 and 2018 and the related notes included in the Company's Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2019 and 2018, (ii) the historical unaudited condensed combined financial statements of the Vilex Companies as of and for the three months ended March 31, 2019 and the related notes for the quarterly period ended March 31, 2019, which financial statements are filed as Exhibit 99.2 to the Form 8-K/A to which this Exhibit 99.3 is a part, (iii) the historical audited consolidated financial statements of the Company and the related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and (iv) the historical audited combined financial statements of the Vilex Companies and the related notes for the years ended December 31, 2018 and 2017, which financial statements are filed as Exhibit 99.1 to the Form 8-K/A to which this Exhibit 99.3 is a part.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 combine the historical consolidated statements of operations of the Company and the combined statements of income of the Vilex Companies that are included in the applicable 2019 first quarter and second quarter financial statements, 2018 year-end financial statements and the internal books and records of the Vilex Companies prepared on a consistent basis as the Vilex Companies' audited financial information, giving effect to the acquisition as if it had been completed on January 1, 2018. A condensed consolidated balance sheet as of June 30, 2019, including the assets and liabilities of the Vilex Companies, is included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 filed with the SEC on August 13, 2019.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of earnings, expected to have a continuing effect on the combined results of the Company and the Vilex Companies. The unaudited pro forma condensed combined financial statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the acquisition.

The unaudited pro forma condensed combined financial statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The acquisition method of accounting is dependent upon certain procedures, such as valuations, appraisals, and discussions and input from the Vilex Companies management, which have to be performed to obtain the necessary information to recognize the acquired assets and liabilities at fair value.

The value of the total acquisition consideration was determined based on (i) the volume weighted average trading price during the thirty day trading period ending on May 30, 2019, and (ii) the outstanding funded indebtedness of the Vilex Companies required to be repaid as of the closing date.

As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of operations. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial statements.

OrthoPediatrics Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2019
(In thousands, except per share amounts)

	OrthoPediatrics Corp.	Vilex Companies							Subtotal OrthoPediatrics Corp.	Pro Forma	Total OrthoPediatrics Corp.
	Historical	Historical			Pro Forma		Pro Forma		Preliminary Pro Forma	Vilex Divestiture	Pro Forma
	June 30, 2019	January 1 - March 31, 2019		April 1 - June 4, 2019	Financing Adjustments		Acquisition Adjustments		Combined	Adjustments	Combined

Net revenue	$32,856	$2,761		$1,749	$—		$—		$37,366	$(2,574)	$34,792
Cost of revenue	8,582	643	2	672	—		—		9,897	(885)	9,012
Gross profit	24,274	2,118		1,077	—		—		27,469	(1,689)	25,780
Operating expenses:
Sales and marketing	14,153	769		554	—		—		15,476	(982)	14,494
General and administrative	12,181	733	2	583	—		(956)	4(a)	12,541	(1,154)	11,387
Research and development	2,447	20	2	71	—		—		2,538	(24)	2,514
Total operating expenses	28,781	1,522		1,208	—		(956)		30,555	(2,160)	28,395
Operating income (loss)	(4,507)	596		(131)	—		956		(3,086)	471	(2,615)
Other expenses (income):
Interest expense (income)	935	66		69	1,361	4(b)	(135)	4(b)	2,296	—	2,296
Other expense	37	—		—	—		—		37	—	37
Total other expenses (income)	972	66		69	1,361		(135)		2,333	—	2,333
Net income (loss) from continuing operations	$(5,479)	$530		$(200)	$(1,361)		$1,091		$(5,419)	$471	$(4,948)
Net loss from discontinued operations	$(159)	$—		$—	$—		$—		$(159)	$—	$(159)
Net income (loss)	$(5,638)	$530		$(200)	$(1,361)		$1,091		$(5,578)	$471	$(5,107)
Net income (loss) attributable to common stockholders	$(5,638)	$530		$(200)	$(1,361)		$1,091		$(5,578)	$471	$(5,107)
Weighted average common shares - basic and diluted	14,409,752										14,655,104	4(c)
Net loss per share attributable to common stockholders - basic and diluted	$(0.39)										$(0.35)

See accompanying notes to unaudited pro forma condensed combined financial information.

OrthoPediatrics Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(In thousands, except per share amounts)

	OrthoPediatrics Corp.	Vilex Companies						Subtotal OrthoPediatrics Corp.	Pro Forma	Total OrthoPediatrics Corp.
	Historical	Historical		Pro Forma		Pro Forma		Preliminary Pro Forma	Vilex Divestiture	Pro Forma
	December 31, 2018	December 31, 2018		Financing Adjustments		Acquisition Adjustments		Combined	Adjustments	Combined

Net revenue	$57,559	$11,794		$—		$—		$69,353	$(6,746)	$62,607
Cost of revenue	14,879	2,368	2	—		—		17,247	(905)	16,342
Gross profit	42,680	9,426		—		—		52,106	(5,841)	46,265
Operating expenses:
Sales and marketing	26,563	3,023		—		—		29,586	(2,108)	27,478
General and administrative	20,938	3,080	2	—		44	4(a)	24,062	(2,204)	21,858
Research and development	4,732	261	2	—		—		4,993	(67)	4,926
Total operating expenses	52,233	6,364		—		44		58,641	(4,379)	54,262
Operating income (loss)	(9,553)	3,062		—		(44)		(6,535)	(1,462)	(7,997)
Other expenses (income):
Interest expense (income)	2,255	264		2,971	4(b)	(265)	4(b)	5,225	—	5,225
Other expense	217	—		—		—		217	—	217
Total other expenses (income)	2,472	264		2,971		(265)		5,442	—	5,442
Net income (loss)	$(12,025)	$2,798		$(2,971)		$221		$(11,977)	$(1,462)	$(13,439)
Weighted average common shares - basic and diluted	12,567,387									12,812,739	4(c)
Net loss per share attributable to common stockholders - basic and diluted	$(0.96)									$(1.05)

See accompanying notes to unaudited pro forma condensed combined financial information.

ORTHOPEDIATRICS CORP
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except per share amounts)

1.	Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 combine the historical consolidated statements of operations of the Company and the combined statements of income of the Vilex Companies included in the applicable 2019 first and second quarter financial statements, the 2018 year-end financial statements and the internal books and records of the Vilex Companies prepared on a basis consistent with the Vilex Companies' audited financial statements, giving effect to the acquisition as if it had been completed on January 1, 2018. Refer to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 for the Company's condensed consolidated balance sheet at June 30, 2019, which includes the assets and liabilities of the Vilex Companies.

The Company's and the Vilex Companies' historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align the Company's and the Vilex Companies' financial statement presentation. The Company has not identified all adjustments necessary to conform the Vilex Companies' accounting policies to the Company's accounting policies. There were no material transactions and balances between the Company and the Vilex Companies as of and for the six months ended June 30, 2019 and the year ended December 31, 2018.

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with the Company considered the acquirer of the Vilex Companies. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of the Vilex Companies based upon management’s preliminary estimate of their fair values as of June 30, 2019. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision.

All amounts presented within these Notes to Unaudited Pro Forma Condensed Combined Financial Statements are in thousands, except per share data or as denoted otherwise.

2. Vilex and OrthoPediatrics reclassification adjustments

During the preparation of these unaudited pro forma condensed combined financial statements, management reviewed the Vilex Companies' financial information to identify differences in accounting policies as compared to those of the Company and differences in financial statement presentation as compared to the presentation of the Company. The Company reclassified $53 and $354 of expenses for the three months ended March 31, 2019 and year ended December 31, 2018, respectively, related to regulatory and research and development from cost of revenue to operating expenses in the unaudited pro forma condensed combined statements of operations to conform with the Company's presentation.

3. Preliminary purchase price allocation

Refer to the table below for the preliminary calculation of estimated value of the acquisition consideration:

(in thousands, except per share amounts)	NOTE		Amount (Rounded)
Cash consideration:
Cash consideration paid to Vilex and Orthex stockholders pursuant to the equity interest purchase agreement			$40,210
Share consideration:
OrthoPediatrics common shares issued		245,352
Volume weighted average share price of OrthoPediatrics for the 30 days ending on May 30, 2019		$40.76
Estimated value of OrthoPediatrics common shares issued to Vilex and Orthex equity holders pursuant to the equity interest purchase agreement			10,000
Estimated repayment of the Vilex Companies funded indebtedness (including accrued interest)	(i)		6,529
Estimated payment of Vilex Companies transaction related costs			261
Fund escrow and payment of related agent fees	(ii)		3,001
Working capital adjustment			275
Preliminary fair value of estimated total acquisition consideration			$60,276

(i) Per the equity interest purchase agreement, the Company was required to pay each person to whom either or both of the Vilex Companies owes funded indebtedness as of closing.

(ii) Per the equity interest purchase agreement, $3,000 was deposited into escrow for a period of up to twenty months to cover certain indemnification obligations of the Vilex Companies and to secure certain closing adjustments.

The preliminary estimated acquisition consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of the Vilex Companies based on their preliminary estimated fair values. The following table sets forth a preliminary allocation of the acquisition consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of the Vilex Companies using the Vilex Companies' unaudited combined balance sheet as of June 4, 2019, with the excess recorded to goodwill:

Description	Amount
(in thousands)
Preliminary fair value of estimated total acquisition consideration	$60,276
Assets
Cash and cash equivalents	348
Trade receivables	1,849
Inventory	3,905
Prepaid expenses and other current assets	12
Property and equipment	7,541
Intangible assets	18,260
Operating lease right-of-lease asset	323
Total assets	32,238
Liabilities
Accounts payable and accrued liabilities	564
Operating lease liabilities	323
Other long-term liabilities	68
Total liabilities	955
Less: net assets	31,283
Goodwill	$28,993

4. Adjustments to the unaudited pro forma condensed combined statement of operations

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statements of operations:

(a) General and administrative operating expenses have been adjusted as follows:

Intangible asset amortization

Represents the removal of $20 and $48 of amortization expense on the historical Vilex Companies' intangible assets offset by $38 and $92 of amortization expense on the newly acquired intangible assets for the period ended June 4, 2019 and year ended December 31, 2018, respectively. The newly acquired intangible assets consist of trademarks/names, patents, internally developed software, customer relationships and non-competition agreements and are amortized on estimated useful lives ranging from 5 to 15 years. The trademarks/names have an indefinite life.

Operating lease right-of-use

Additional expenses of $37 and $89 were recorded related to the operating lease right-of-use asset amortization recorded as rent expense for the period ended June 4, 2019 and the year ended December 31, 2018, respectively.

Transaction costs

One-time transaction costs of $385 incurred by the Vilex Companies and $589 incurred by the Company related to the acquisition of the Vilex Companies were removed in the six months ended June 30, 2019. No transaction costs were incurred or adjusted during the year ended December 31, 2018.

(b) Historial interest expense has been adjusted as follows:

Interest expense on Term Loan A and B: pro forma financing adjustment

Represents the increased interest expense for the six months ended June 30, 2019 and the year ended December 31, 2018 of approximately $1,361 and $2,971, respectively. For these unaudited pro forma condensed combined financial statements, the Company assumes the Term Loan A and B has a weighted average interest rate of 10.94%. Based on the principal amounts of Term Loan B assumed to be issued, a 1/8% increase (decrease) in the annual interest rates on the debt assumed to be issued would cause the net earnings to (decrease) increase for the six months ended June 30, 2019 by ($32) and $32, respectively, and for the year ended December 31, 2018 by ($63) and $63, respectively.

Elimination of historical Vilex Companies interest expense - pro forma acquisition adjustment

Represents the elimination of interest expense on the existing Vilex Companies loans which were paid in full with the acquisition proceeds, decreasing interest expense by $135 and $265 for the six months ended June 30, 2019 and the year ended December 31, 2018, respectively.

(c) The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of the Company plus shares issued as part of the acquisition. The pro forma basic and diluted weighted average shares outstanding are a combination of historical weighted average shares of the Company's common stock and the share impact of the acquisition.

Pro forma basic weighed average shares	Six Months Ended June 30, 3019	Year Ended December 31, 2018
Historical OrthoPediatrics weighted average shares outstanding - basic and diluted	14,409,752	12,567,387
Shares of OrthoPediatrics common stock issued to Vilex Companies equity holders pursuant to the acquisition	245,352	245,352
Pro forma weighted average shares - basic and diluted	14,655,104	12,812,739